Exhibit 10.1

AMENDMENT NO. 3

TO

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

ATLAS PIPELINE OPERATING PARTNERSHIP, L.P.

THIS AMENDMENT NO. 3 (this “Amendment”) is dated as of March 31, 2010 to be effective as of January 11, 2010 and is made to that certain Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Operating Partnership, L.P. dated February 2, 2000 (the “Agreement”) between Atlas Pipeline Partners, L.P., a Delaware limited partnership (the “Limited Partner”) and Atlas Pipeline Partners GP, LLC, a Delaware limited liability company (the “General Partner”).

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein; and

WHEREAS, the General Partner believes that this Amendment does not adversely affect the Limited Partner in any material respect.

NOW, THEREFORE, the parties hereto, intending to be bound hereby, hereby agree as follows:

1. Amendment to Section 1.1. Section 1.1 of the Agreement is hereby amended to add or amend or restate the following definitions in appropriate alphabetical order:

“Percentage Interest” means the percentage interest in the Partnership held by each Partner upon completion of the transactions in Section 5.2 and shall mean (a) as to the General Partner, 1.0101%, and (b) as to the MLP, 98.9899%; provided however, that during the Waiver Period, the Percentage Interest of the General Partner in clause (a) shall be 0.9595% and the Percentage Interest amount in clause (b) shall be 99.0405%.

“Waiver Period” has the meaning assigned such term in Section 5.3.

2. Amendment to Section 5.3. Section 5.3 of the Agreement is hereby amended and restated as follows:

With the consent of the General Partner, any Limited Partner may, but shall not be obligated to, make additional Capital Contributions to the Partnership. Contemporaneously with the making of any Capital Contributions by a Limited Partner, in addition to those provided in Sections 5.1 and 5.2, the General Partner shall be obligated to make an additional Capital Contribution to the Partnership in an amount equal to 1.0 divided by 99.0 times the amount of the additional Capital Contribution then made by such Limited Partner; provided however, that with respect to the Capital Contribution in the amount of $164,663 required hereunder in connection with the MLP’s capital contribution on or about January 14, 2010, the General Partner shall not be required to make such Capital Contribution until it has received aggregate distributions under Section 6.3(a) hereof, beginning with the first Quarter of 2010, sufficient to fund the required Capital Contribution (such period, ending on the date the required Capital Contribution is paid, the “Waiver Period”). Except as set forth in the immediately preceding sentence and in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

3. Amendment to Sections 6.1(a), (b) and (c). Sections 6.1(a), (b) and (c) of the Agreement are hereby amended and restated as follows:

(a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated among the Partners as follows:

(i) First, 100% to the General Partner until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable years; and

(ii) Second, to the General Partner and the Limited Partners, in proportion to their respective Percentage Interest

(b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

(i) First, to the General Partner and the Limited Partners, in accordance with their respective Percentage Interests; provided, however, that Net Losses shall not be allocated to a Limited Partner pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause a Limited Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in such Limited Partner’s Adjusted Capital Account); and

(ii) Second, the balance, if any, 100% to the General Partner.

(c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.3 have been made with respect to the taxable period ending on or before the Liquidation Date; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A) First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

(B) Second, 100% to the Limited Partners in proportion to their respective Percentage Interests, until the Limited Partners have been allocated an amount of Net Termination Gain pursuant to this Section 6.1(c)(i)(B) equal to the total amount of income or gain previously allocated to the General Partner pursuant to Section 6.1(d)(x); and

(C) Third, to the General Partner and the Limited Partners, in proportion to their respective Percentage Interests.

(ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

(A) First, to the General Partner and the Limited Partners in proportion to, and to the extent of, the positive balances in their respective Capital Accounts; and

(B) Second, the balance, if any, 100% to the General Partner.

4. All other provisions of the Agreement are hereby affirmed in full and remain in full force and effect.

5. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

ATLAS PIPELINE PARTNERS, L.P.

By:	Atlas Pipeline Partners GP, LLC
Its general partner

By:	/s/ Eugene N. Dubay
Name:	Eugene N. Dubay
Its:	CEO and President

ATLAS PIPELINE PARTNERS GP, LLC

By:	/s/ Eugene N. Dubay
Name:	Eugene N. Dubay
Its:	CEO and President

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